Exhibit 6 - Material Contracts

Exhibit 6.1- Employee Stock Opportunity Program
Exhibit 6.2 - Preferred Shares A Purchase Agreement
Exhibit 6.3 - Eco Management Systems Equity Acquisition Agreement